Exhibit 3.1.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF AUDIENCE, INC.

Audience, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Audience, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 24, 2011.

2. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and amends the Corporation’s Certificate of Incorporation in its entirety.

3. The terms and provisions of this Amended and Restated Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of Audience, Inc. pursuant to Subsection 228(a) of the Delaware General Corporation Law.

4. The text of the Amended and Restated Certificate of Incorporation (this “Certificate”) reads in its entirety as follows:

ARTICLE I

The name of the corporation is Audience, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which companies may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

4.1 Classes of Stock. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is One Billion, Four Hundred Twenty-Four Thousand, Nine Hundred Thirteen (1,000,424,913) shares, each with a par value of $0.001 per share. Six Hundred Million (600,000,000) shares shall be Common Stock and Four Hundred Million, Four Hundred Twenty-Four Thousand, Nine Hundred Thirteen (400,424,913) shares shall be Preferred Stock.

4.2 Reverse Split. Immediately upon the filing of this Certificate, each thirty (30) outstanding shares of Common Stock and each thirty (30) outstanding shares of Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock and one (1) share of Preferred Stock, respectively (the “Reverse Split”). The Reverse Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors. All share and per share amounts set forth in this Certificate, including such amounts set forth elsewhere in this Article IV, have been revised to reflect the Reverse Split, and, accordingly, no further adjustment in accordance with the terms of this Certificate is necessary.

The Reverse Split shall occur automatically without any further action by the holders of the shares affected thereby, and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock or Preferred Stock, as the case may be, resulting from the Reverse Split unless the certificates evidencing such shares of Common Stock or Preferred Stock are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver at such office to such holder of Common Stock or Preferred Stock, as the case may be, a certificate or certificates for the number of shares of Common Stock or Preferred Stock and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion of fractional shares into cash to which he or she shall be entitled as aforesaid.

4.3 Rights, Preferences and Restrictions of Preferred Stock.

The Preferred Stock authorized by this Certificate may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of One Million One Hundred Sixty-Eight Thousand Nine Hundred Sixty-Six (1,168,966) shares. The second series of Preferred Stock shall be designated “Series A-2 Preferred Stock” and shall consist of Three Million Eighty Thousand and Ninety (3,080,090) shares. The third series of Preferred Stock shall be designated “Series A-3 Preferred Stock” and shall consist of Four Hundred Sixty-Six Thousand Six Hundred Sixty-Eight (466,668) shares. The fourth series of Preferred Stock shall be designated “Series AA Preferred Stock” and shall consist of Thirty-Six Million Six Hundred Eighty-Three Thousand Six Hundred Seventy-Five (36,683,675) shares. The fifth series of Preferred Stock shall be designated “Series AA-1 Preferred Stock” and shall consist of Ten Million Three Hundred Ninety One Thousand Seven Hundred Seventy (10,391,770) shares. The sixth series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Sixty-Seven Million Eight Hundred Thirty-Nine Thousand Eighty-Three (67,839,083) shares. The seventh series of Preferred Stock shall be designated “Series B-1 Preferred Stock” and shall consist of Twenty-Three Million Three Hundred Ninety-Six Thousand One Hundred Thirty-One (23,396,131) shares. The eighth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Forty-Four Million Five Hundred Eighty Thousand Nine Hundred Nine (44,580,909) shares. The ninth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Eighty-Eight Million Six Hundred Sixty-Eight Thousand Thirty (88,668,030) shares. The tenth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of One Hundred Twenty-Four Million, One Hundred Forty-Nine Thousand, Five Hundred Ninety-One (124,149,591) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A-1, Series A-2, Series A-3, Series AA, Series AA-1, Series B, Series B-1, Series C, Series D, and Series E Preferred Stock are as set forth below in this Article IV.

(a) Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company (“Common Stock Equivalents”)) on the Common Stock of the Company, at the rate (as adjusted for stock splits, stock dividends, reclassifications or the like) of (a) $1.80 per share per annum on each outstanding share of Series A-1 Preferred Stock, (b) $0.744 per share per annum on each outstanding share of Series A-2 Preferred Stock, (c) $1.80 per share per annum on each outstanding share of Series A-3 Preferred Stock, (d) $0.363 per share per annum on each outstanding share of Series AA Preferred Stock, (e) $0.462 per share per annum on each outstanding share of Series AA-1 Preferred Stock, (f) $0.531 per share per annum on each outstanding share of Series B Preferred Stock, (g) $0.585 per share per annum on each outstanding share of Series B-1 Preferred Stock, (h) $0.798 per share per annum on each outstanding share of Series C Preferred Stock, and (i) $0.411 per share per annum on each outstanding share of Series D Preferred Stock, and (j) $0.294 per share per annum on each outstanding share of Series E Preferred Stock, each payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock). No dividend or distribution shall be declared upon the shares of Common Stock unless a dividend pursuant to this Section 4.3(a) has been declared with respect to the shares of Preferred Stock.

(b) Liquidation.

(i) Series E Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the other series of Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $3.666 (as adjusted for stock splits, stock dividends, reclassifications or the like with respect to the Series E Preferred Stock) for each share of Series E Preferred Stock then held by them, in each case, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii) Series D Preference. Upon the completion of the distribution required by Section 4.3(b)(i) above to holders of the Series E Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series C Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series AA Preferred Stock, Series AA-1 Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $5.133 (as adjusted for stock splits, stock dividends, reclassifications or the like with respect to the Series D Preferred Stock) for each share of Series D Preferred Stock then held by them, in each case, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(iii) Series C Preference. Upon the completion of the distribution required by Section 4.3(b)(ii) above to holders of the Series D Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series B Preferred Stock, Series B-1 Preferred Stock, Series AA Preferred Stock, Series AA-1 Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $9.981 (as adjusted for stock splits, stock dividends, reclassifications or the like with respect to the Series C Preferred Stock) for each share of Series C Preferred Stock then held by them, in each case, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(iv) Series B and Series B-1 Preference. Upon the completion of the distribution required by Section 4.3(b)(iii) above to holders of the Series C Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series B and Series B-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series AA Preferred Stock, Series AA-1 Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to (a) $6.6444 (as adjusted for stock splits, stock dividends, reclassifications or the like with respect to the Series B Preferred Stock) for each share of Series B Preferred Stock then held by them, and (b) $7.3089 (as adjusted for stock splits, stock dividends, reclassifications or the like with respect to the Series B-1 Preferred Stock) for each share of Series B-1 Preferred Stock then held by them, in each case, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B and Series B-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(v) Series AA and Series AA-1 Preference. Upon the completion of the distribution required by Section 4.3(b)(iv) above to holders of the Series B Preferred Stock and Series B-1 Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series AA and Series AA-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A-3 Preferred Stock, Series A-2 Preferred Stock, Series A-1 Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to (a) $4.53426 (as adjusted for stock splits, stock dividends, reclassifications or the like with respect to the Series AA Preferred Stock) for each share of Series AA Preferred Stock then held by them and (b) $5.7738 (as adjusted for stock splits, stock dividends, reclassifications or the like with respect to the Series AA-1 Preferred Stock) for each share of Series AA-1 Preferred Stock then held by them, in each case plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series AA and Series AA-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series AA and Series AA-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(vi) Series A-2 and Series A-3 Preference. Upon the completion of the distribution required by Section 4.3(b)(v) above to holders of the Series AA and AA-1 Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A-2 and Series A-3 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A-1 Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to (a) $9.30 (as adjusted for stock splits, stock dividends, reclassifications or the like with respect to the Series A-2 Preferred Stock) for each share of Series A-2 Preferred Stock then held by them and (b) $22.50 per share (as adjusted for stock splits, stock dividends, reclassifications or the like with respect to the Series A-3 Preferred Stock) for each share of Series A-3 Preferred Stock then held by them, in each case plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A-2 and Series A-3 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A-2 and Series A-3 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(vii) Series A-1 Preference. Upon the completion of the distribution required by Section 4.3(b)(vi) above to holders of the Series A-2 and Series A-3 Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to $22.50 per share (as adjusted for stock splits, stock dividends, reclassifications or the like with respect to the Series A-1 Preferred Stock) for each share of Series A-1 Preferred Stock then held by them, in each case plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A-l Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(viii) Remaining Assets. Upon the completion of the distributions required by Section 4.3(b)(i) through Section 4.3(b)(vii) above, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(ix) Certain Acquisitions.

(1) Deemed Liquidation. For purposes of this Section 4.3(b) and Section 4.3(f) below, a liquidation, dissolution, or winding up of the Company shall be deemed to occur if the Company shall sell, convey, license, lease or otherwise dispose of all or substantially all of its intellectual property, assets or business or merge with or into or consolidate with any other Company, limited liability company or other entity (other than a wholly-owned subsidiary of the Company) or effect any other transaction or series of related transactions in which holders of the capital stock of the Company immediately prior to the transaction hold and control less than a majority of the voting power of the Company immediately after such transaction, (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) a bona fide equity financing in which the Company is the surviving Company, or (iii) a transaction in which the stockholders of the Company immediately prior to the transaction own in the same proportion 50% or more of the voting power of the surviving Company following the transaction.

(2) Valuation of Consideration. In the event of a Liquidation Transaction, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

a) Securities not subject to investment letter or other similar restrictions on free marketability:

i) If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be based on a formula determined in good faith by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

ii) If actively traded over-the-counter, the value shall be based on a formula determined in good faith by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) for such securities over a specified time period; and

iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 4.3(b)(ix)(2)(a) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(3) Notice of Liquidation Transaction. The Company shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 4.3(b), and the Company shall thereafter give such holders prompt notice of any material changes. The Liquidation Transaction shall in no event take place sooner than 10 days after the Company has given the first notice provided for herein or sooner than 10 days after the Company has given notice of any material changes provided for herein. Notwithstanding the other provisions of these Restated Articles, all notice periods or requirements in this Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights.

(4) Effect of Noncompliance. In the event the requirements of this Section 4.3(b)(ix) are not complied with, the Company shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 4.3(b) have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 4.3(b)(ix)(3).

(c) Redemption. The Preferred Stock is not-redeemable.

(d) Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert. Subject to Section 4.3(d)(iii), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (a) $22.50 in the case of the Series A-1 Preferred Stock, (b) $9.30 in the case of the Series A-2 Preferred Stock, (c) $22.50 in the case of the Series A-3 Preferred Stock, (d) $4.53426 in the case of the Series AA Preferred Stock, (e) $5.7738 in the case of the Series AA-1 Preferred Stock, (f) $6.6444 in the case of the Series B Preferred Stock, (g) $7.3089 in the case of the Series B-1 Preferred Stock, (h) $9.981 in the case of the Series C Preferred Stock, (i) $5.133 in the case of the Series D Preferred Stock, and (j) $3.666 in the case of the Series E Preferred Stock, by the Conversion Price applicable to such share determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price shall be $22.50 per share of Series A-1 Preferred Stock, $9.30 per share of Series A-2 Preferred Stock, $22.50 per share of Series A-3 Preferred Stock, $4.53426 in the case of Series AA Preferred Stock, $5.7738 in the case of Series AA-1 Preferred Stock, $6.6444 in the case of the Series B Preferred Stock, and $7.3089 in the case of the Series B-1 Preferred Stock, $9.981 in the case of the Series C Preferred Stock, $5.133 in the case of the Series D Preferred Stock, and $3.666 in the case of Series E Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4.3(d)(iv).

(ii) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), at a pre-offering market capitalization of at least $200,000,000 (calculated based on capital stock outstanding on an as-converted basis, assuming conversion or exercise of all convertible or exercisable securities and including all shares reserved for issuance pursuant to any stock option or similar plan) and which results in aggregate cash proceeds to the Company of not less than $30,000,000 (prior to underwriting discounts and commissions) or (ii) the date specified by vote or written consent of the holders of not less than sixty percent (60%) of the then outstanding shares of Preferred Stock.

(iii) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. Notwithstanding the foregoing, in the event of an automatic conversion pursuant to Section 4.3(d)(ii), the outstanding shares of Preferred Stock so converted shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company or the transfer agent for such Preferred Stock, provided however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or the transfer agent for such Preferred Stock as provided above, or the holder notifies the Company or the transfer agent for such Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

(iv) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(1) Issuance of Additional Stock below Purchase Price. If the Company should issue, at any time after the date of filing of this Certificate (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price then in effect for the Series AA Preferred Stock, Series AA-1 Preferred Stock, Series B Preferred Stock, Series BB-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock immediately prior to the issuance of such Additional Stock, then the Conversion Price for each such series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock shall automatically be adjusted, concurrently with such issuance, as set forth in this Section 4.3(d)(iv)(1), unless otherwise provided in this Section 4.3(d)(iv)(1).

a) Adjustment Formula. Whenever the Conversion Price for a series of Preferred Stock is adjusted pursuant to this Section 4.3(d)(iv)(1), the new Conversion Price for such series of Preferred Stock shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at the Conversion Price then in effect for such series of Preferred Stock; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4.3(d)(iv)(1)(e) below.

b) Definition of “Additional Stock”. For purposes of this Section 4.3(d)(iv)(1), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.3(d)(iv)(1)(e)) by the Company after the Filing Date other than:

i) Common Stock or Common Stock Derivatives (as defined in Section 4.3(d)(iv)(1)(e) below), in each case issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4.3(d)(iv)(2) hereof;

ii) 6,686,375 shares of Common Stock or Common Stock Derivatives (excluding options already exercised) issued or issuable to employees, consultants or directors of the Company pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company;

iii) Common Stock or Common Stock Derivatives, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors;

iv) Shares of Common Stock, Preferred Stock or Common Stock Derivatives issuable upon exercise of warrants, options, notes or other rights to acquire securities outstanding as of the Filing Date;

v) Common Stock, or Common Stock Derivatives, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors;

vi) Shares of Series E Preferred Stock issued pursuant to the terms of that certain Series E Preferred Stock Purchase Agreement dated on or about the Filing Date, as amended from time to time;

vii) Shares of Common Stock issued or issuable upon conversion of Preferred Stock;

viii) Shares of Common Stock issued or issuable in a initial public offering prior to or in connection with which all outstanding shares Preferred Stock will be automatically converted to Common Stock; and

ix) Common Stock or Common Stock Derivatives issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, in each case the terms of which business relationship with such entity are approved by the Board of Directors and holders of an aggregate of at least sixty percent (60%) of the outstanding Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

c) No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one hundredth of a cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

d) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.

e) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Filing Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (collectively the “Common Stock Derivatives”), the following provisions shall apply for all purposes of this Section 4.3(d)(iv)(1):

i) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Derivatives and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such Common Stock Derivatives were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related Common Stock Derivatives (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Derivatives (the consideration in each case to be determined in the manner provided in Section 4.3(d)(iv)(1)(d)).

ii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon conversion, exchange or exercise of any Common Stock Derivatives including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Common Stock Derivatives, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Derivatives.

iii) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Derivatives, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Common Stock Derivatives, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Derivatives that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Derivatives.

iv) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4.3(d)(iv)(1)(e)(i) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4.3(d)(iv)(1)(e)(ii) or 4.3(d)(iv)(1)(e)(iii).

f) No Increased Conversion Price. Notwithstanding any other provisions of this Section 4.3(d)(iv)(1), except to the limited extent provided for in Sections 4.3(d)(iv)(1)(e)(ii) and 4.3(d)(iv)(1)(e)(iii), no adjustment of the Conversion Price pursuant to this Section 4.3(d)(iv)(1) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(2) Stock Splits and Dividends. In the event the Company should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Derivatives without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Derivatives (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Derivatives with the number of shares issuable with respect to Common Stock Derivatives determined from time to time in the manner provided for deemed issuances in Section 4.3(d)(iv)(1)(e).

(3) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(v) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.3(d)(iv)(2), then, in each such case for the purpose of this Section 4.3(d)(v), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(vi) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4.3(d) or in Section 4.3(b)) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3(d) with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4.3(d) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(vii) No Impairment. The Company will not, by amendment of this Certificate (except in accordance with applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.3(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(viii) No Fractional Shares and Certificates as to Adjustments.

(1) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. In lieu of fractional shares, the Company will pay cash in an amount equal to the fair value of such fractional shares, based on the fair market value of the shares of Common Stock, as determined in good faith by the Board of Directors, as of the time when those who would otherwise be entitled to receive such fractional shares is determined. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(2) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4.3(d), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.

(ix) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(x) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(xi) Notices. Any notice required by the provisions of this Section 4.3(d) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

(e) Voting Rights

(i) Voting on an As-Converted Basis. Except as expressly provided by this Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(ii) Election of Directors. The Board of Directors shall consist of eight (8) members. So long as at least 333,333 shares (as adjusted for Recapitalizations) of Series B Preferred Stock remain outstanding, the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. So long as an aggregate of at least 250,000 shares (as adjusted for Recapitalizations) of Series AA and Series AA-1 Preferred Stock remain outstanding, the holders of Series AA and Series AA-1 Preferred, voting together as a separate class, shall be entitled to elect two members of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. So long as an aggregate of at least 16,666 shares (as adjusted for Recapitalizations) of the Series A-1, Series A-2, and Series A-3 Preferred Stock remain outstanding, the holders of Series A-1, Series A-2, and Series A-3 Preferred, voting together as a separate class, shall be entitled to elect one member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. The holders of Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis, shall elect the CEO of the Company as a member of the Company’s Board of Directors, and two additional members of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.

(f) Protective Provisions. The protective provisions for the Preferred Stock are as follows:

(i) So long as any shares of Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting together as a class:

(1) (A) amend or repeal any provision of, or add any provision to, this Certificate or the Bylaws of the Company, or (B) otherwise alter or change the rights, preferences or privileges of the shares of any series of Preferred Stock, by way of merger, consolidation, substitution, reclassification or otherwise, so as to affect adversely the shares of such series;

(2) increase or decrease (other than by conversion in accordance with the provisions of this Certificate) the total number of authorized shares of Preferred Stock;

(3) authorize or issue, or obligate itself to issue (whether by reclassification or otherwise), (a) any other equity security, including any security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, any existing series of Preferred Stock, in right of redemption, liquidation preference, dividends, or voting rights or (b) any increase in the authorized or designated number of any such equity security;

(4) create any bond, note or other obligation of the Company in an aggregate principal amount of more than $1,000,000, unless approved by all members of the Board of Directors;

(5) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase at cost of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements approved by the Board of Directors under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(6) effect a merger or consolidation, a sale of a substantial portion of the assets of the Company, a Liquidation Transaction, or a reclassification or recapitalization of the outstanding capital stock of the Company;

(7) any voluntary dissolution or liquidation of the Company;

(8) pay or declare any dividend on any shares of Common Stock or Preferred Stock or declare or make any other distribution, directly or indirectly, on account of any shares of Common Stock of Preferred Stock now or hereafter outstanding; or

(9) increase or decrease the authorized size of the Board of Directors of the Company.

(ii) For so long as at least 25% of the shares of a series of Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of such series of Preferred Stock shall be necessary to effect any amendment, alteration, or repeal of any provision of the Restated Articles or the Bylaws of the Company that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of such series of Preferred Stock (whether by merger, consolidation or otherwise) so as to affect that series of Preferred Stock adversely and in a manner different from any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the respective conversion prices and liquidation preferences that arise out of differences in the original issue prices vis-à-vis other series of Preferred Stock).

(g) Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4.3(d) hereof, the shares so converted shall be cancelled and shall not be issuable by the Company. This Certificate shall be appropriately amended to effect the corresponding reduction in the Company’s authorized capital stock.

(h) Repurchase of Shares. In connection with repurchases by the Company at cost of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements approved by the Board of Directors under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal, Sections 502 and 503 of the California General Company Law shall not apply in whole or in part with respect to such repurchases.

4.4 Rights, Preferences and Restrictions of Common Stock.

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, or the occurrence of a Liquidation Transaction, the assets of the Company shall be distributed as provided in Section 4.3(b) of Article IV.

(c) Redemption. The Common Stock is not redeemable.

(d) Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VII

To the fullest extent permitted by the Delaware General Company Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Company Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Company Law, as so amended.

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Company Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Except as provided in Article VII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Audience, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the corporation on this 24th day of April 2012.

/s/ Peter B. Santos
Peter B. Santos
President and Chief Executive Officer